Type:    EX-11             Net Income Per Share

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NET INCOME PER SHARE                                                EXHIBIT 11.1



                                                         THIRTEEN WEEKS ENDED      THIRTY-NINE WEEKS ENDED
                                                       ------------------------   -------------------------
                                                       OCTOBER 28,  OCTOBER 30,   OCTOBER 28,   OCTOBER 30,
                                                          2000         1999          2000          1999
                                                       ------------------------   -------------------------
Net income                                             $1,393,972   $3,863,907    $ 1,791,330    $7,285,860
                                                       ==========   ==========    ===========    ==========

Weighted average shares outstanding - basic            22,265,270   20,187,898     22,239,564    20,175,438

Dilutive effect of stock options                          356,098      545,351        223,596       291,729
                                                       ----------   ----------    -----------    ----------
Weighted average shares outstanding - diluted          22,621,368   20,733,249     22,463,160    20,467,167
                                                       ==========   ==========    ===========    ==========

Net income per share - basic                             $   0.06     $   0.19       $   0.08      $   0.36
                                                       ==========   ==========    ===========    ==========
Net income per share - diluted                           $   0.06     $   0.19       $   0.08      $   0.36
                                                       ==========   ==========    ===========    ==========
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